Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated March 5, 2009, relating to the consolidated balance sheets of China Integrated Energy, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Sherb & Co., LLP
Certified Public Accountants
Boca Raton, Florida
January 28, 2010